EXHIBIT 21

NU HORIZONS ELECTRONICS CORP & SUBSIDIARIES
Organizational (Legal Entity) Structure
As of February 29, 2008

1.	Nu Horizons Electronics Corp., a Delaware corporation
a.	Wholly Owned Subsidiaries
i.	NIC Components Corp (“NIC”), a New York corporation
ii.	Nu Horizons International Corp. (“International”), a New York corporation
iii.	NUHC Inc. (“NUC”), a Canada corporation
iv.	Nu Horizons Asia PTE LTD (“NUA”), a Singapore corporation
1.	Nu Horizons Electronics Pty Ltd (“NUZ”), an Australian corporation
2.	Nu Horizons Electronics Asia Pte Ltd, Korea Branch (“NUK”), a Korean corporation
3.	Nu Horizons Electronics NZ Limited (“NUN”), a New Zealand corporation
4.	Nu Horizons Electronics Hong Kong Ltd. (“NUO”), a Hong Kong corporation
v.	Nu Horizons Electronics Hong Kong Ltd (“NUHK”) (10% owned by NUA), a Hong Kong corporation
1.	Nu Horizons Electronics (Shanghai) Co Ltd. (“NUS”), a Chinese corporation
vi.	Nu Horizons Europe Limited (“NUE”), a UK corporation
1.	DT Electronics Limited (“DT”), a UK corporation
vii.	Nu Horizons Electronics GmbH (“NUD”), a German corporation
1.	Dacom Süd Electronic Vertriebs GmbH (“Dacom”), a German corporation
viii.	Titan Supply Chain Services Corp. (“Titan”), a New York corporation
ix.	Titan Supply Chain Services PTE LTD (“TSC”), a Singapore corporation
x.	Titan Supply Chain Services Limited (“TSE”), a UK corporation
xi.	NUV Inc. (“NUV”), a New York corporation
xii.	Razor Electronics (“RAZ”), a New York corporation
xiii.	Nu Exchange (“NUX”), a New York corporation

b.	Majority Owned Subsidiaries
i.	NIC Components Europe Limited (“NIE”), a UK corporation
ii.	NIC Components Asia PTE LTD (“NIA”), a Singapore corporation